, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA AND MILLICOM PROVIDE UPDATE ON PROPOSED COSTA RICA TRANSACTION

Denver, Colorado and Luxembourg – November 13, 2025: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) and Millicom International Cellular S.A. (“Millicom”) (NASDAQ: TIGO) confirm that Costa Rica’s Board of Telecommunications Superintendency, SUTEL, has issued its final resolution with a decision not to approve the proposed transaction to combine the companies’ respective operations in Costa Rica.

The companies remain convinced that the transaction would have enabled greater technology investment, strengthened market competitiveness, and accelerated the expansion of next-generation networks, directly benefiting users and Costa Rica’s digital ecosystem.

The outcome was unexpected as both parties maintained an open and ongoing dialogue with SUTEL throughout the review process and developed a comprehensive set of commitments that the companies firmly believe addressed any potential concerns. The companies respectfully disagree with the regulator’s decision.

Following the regulatory decision, both parties are working together on next steps per the terms of the combination agreement.

About Liberty Latin America
Visit: www.lla.com

About Millicom
Visit: www.millicom.com

For more information, contact:

Liberty Latin America Investor Relations	Millicom Investor Relations
Soomit Datta, ir@lla.com	Luca Pfeifer, investors@millicom.com

Liberty Latin America Corporate Communications	Millicom Media Relations
Michael Coakley, llacommunications@lla.com	Sofia Corral, press@millicom.com